Rand Logistics, Inc.
First Quarter Fiscal 2015 Earnings Conference Call
August 07, 2014

Operator:                 Please stand by, we're about to begin.  Good day everyone and welcome to the Rand Logistics Inc. First Quarter Fiscal 2015 Earnings Conference Call.  Today's call is being recorded.  At this time I would like to turn the conference over to Ms.  Alison Ziegler, Vice President, Cameron Associates.  Please go ahead.

Alison Ziegler:      Thank you.  Good morning, ladies and gentlemen and welcome to Rand Logistics Fiscal 2015 First Quarter Conference Call.  On the call today from the Company are Laurence Levy, Rand's Executive Chairman; Ed Levy, Rand's President; Scott Bravener, President of Lower Lakes; and Joe McHugh, Rand's Chief Financial Officer.  A live audio webcast and accompanying slide presentation will be available on the Rand website at www.randlogisticsinc.com/presentations.html.

Before we begin, we would like to remind everyone that this conference call contains forward-looking statements.  For all forward-looking statements, we claim the protection of the Safe Harbor for Forward-Looking Statements contained in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy or are otherwise beyond our control and some of which might not even be anticipated.  Future events and actual results affecting our strategic plan, as well as our financial position, results of operations and cash flows could differ materially from those described in or contemplated by the forward-looking statements.  Important factors that contribute to such risks include, but are not limited to, the effect of the economic downturn in our market, the weather conditions on the Great Lakes and our ability to maintain and replace our vessels as they age.

For a more detailed description of these uncertainties and other factors, please see the Risk Factors section in Rand's Annual Report on Form 10-K as filed with the Securities and Exchange Commission on June 12th, 2014.  Also to comply with certain SEC regulations, the Company will not be discussing any issues related to the election of Directors at 2014 Annual Meeting on today's call.

With that, I'd like to turn the call over to Mr.  Laurence Levy.  Go ahead, Laurence.

Laurence Levy:       Thank you Alison and good morning everyone.  Thank you for joining us on today's call.  After my opening remarks, Scott Bravener, President of Lower Lakes will discuss our operating results.  Joe McHugh, Rand's CFO, will review the financial results and Ed Levy, Rand's President, will provide further insights on our 2014 sailing season.  We will then open the call up for your questions.

For our fiscal first quarter ended June 30th, 2014, we reported operating income plus depreciation and amortization of $12 million, consistent with the prior year period.  We were very pleased with our fiscal first quarter results which were achieved despite challenging weather and ice conditions on the Great Lakes in April.  The delayed start of the sailing season resulted in a reduction of 124 Sailing Days in the first quarter versus the comparable quarter last year.  Those of our vessels that operated in April experienced significant weather delays and trade pattern inefficiencies.  For those of our vessels that we elected to sail in April, our Delay Days primarily due to ice and weather conditions, approximated 28% of our total Sailing Days.

Operating income before depreciation and amortization was $3 million less in April 2014 compared to April 2013.  These adverse weather conditions abated in mid-May and we enjoyed excellent operational execution throughout the remainder of the quarter resulting in an improvement in our vessel margin per day in May and June of 11.5% compared to the comparable period in 2013 and 15% excluding the negative impact of currency changes.  For the entire quarter, vessel margin per day improved 5% to $12,390 despite our adverse results in April.

Business conditions continue to be the best we have experienced in five years and we believe that demand will remain strong for the remainder of the 2014 sailing season.  Our customers’ organic growth as well as our previously announced new business gains, should allow us to continue to optimize our scheduling efficiencies and trade patterns and drive the percentage of time that our vessels are in revenue loaded condition.  Assuming that we continue to operate consistent with our expectations, this will allow us to capture the inherent operating leverage in our business.

The strong operating and financial results in May and June helped to offset the significant weather related challenges that we experienced in April.  We continued to generate solid operating results in July and we are optimistic about our fiscal 2015 prospects.

With that, I'd like to turn the call over to Scott to review our operations.  Scott?

Scott Bravener:       Thank you, Laurence.  The three-month period ended June 30th, 2014 saw the effects of the harshest winter experienced on the Great Lakes in approximately 30 years.  Ice coverage on the Great Lakes reached near record levels during the winter season.  The traditional opening of the sailing season in late March was severely limited and highly inefficient.  Trade patterns were difficult to establish because of the delay in customer openings, vessel damage caused by excessive ice was a significant risk, and the US and Canadian Coast Guards required the vessels transit certain trade lanes as part of Coast Guard led convoys.  Recognizing these issues, we proactively elected the delay of the sailing of many of our vessels until the later part of April.  For the quarter ended June 30th, 2014, while we operated 15 vessels consistent with the quarter ended June 30th, 2013, our total Sailing Days declined by 124 days or 9.8% to 1,138 Sailing Days during the first quarter from 1,262 Sailing Days during the first quarter of 2013.  This decline in Sailing Days and a 13.5% decrease in tonnage carried, contributed to the 4.4% decline in marine freight revenue in the quarter, excluding the impact of currency movements.

We reduced Delay Days arising from traffic congestion, dock delays, vessel mechanical issues, and other factors during the quarter ended June 30th, 2014 by 16 days or 19.8% compared to the quarter ended June 30th, 2013.  We continued to experience year-over-year improvements in the operating reliability of the fleet which is an operating measure we can control.  Specifically, we reduced Delay Days arising from mechanical issues by two days or 7.7% as compared to the quarter ended June 30th, 2013.

In addition and in part as a result of the ratable demand we are experiencing, we were able to reduce Delay Days arising from traffic delays by 9.1% on a quarter-over-quarter basis.  The reductions in these categories during the quarter ended June 30th, 2014 were offset by an increase of 18 Delay Days during the quarter ended June 30th, 2014 due to increased weather related delays.  Weather related delays accounted for approximately 50% of the Delay Days during our fiscal first quarter of 2015 compared to approximately 37% of the Delay Days during the fiscal first quarter of 2014.  Delay Days as a percentage of total Sailing Days equaled 11.5% in fiscal 2014 compared to 10.2% for fiscal 2013.

Besides mechanical delay days, another measure of the reliability of our fleet is lost days due to incidents.  We are pleased to report that we have not experienced any lost days due to incidents thus far in the 2014 sailing season.

As we have discussed on previous calls, vessel margin per Sailing Day is a key metric that we monitor to evaluate fleet performance.  Offsetting the challenging weather conditions in April was excellent operational execution throughout the remainder of the quarter ended June 30th, 2014 which led to a 5% increase in vessel margin per day to $12,390 for the entire first quarter.  We estimate the vessel margin per day in the fiscal first quarter ended June 30th, 2014 was reduced by approximately $390 due to the change in the average exchange rate for the quarter ended June 30th, 2014 versus June 30th, 2013.  The improvement in margin per day has been driven by an improved commodity mix resulting from new business wins and operating efficiencies that we are capturing by virtue of executing our strategy to increase the percentage of time that our vessels are in revenue loaded condition.  Specifically, during the months of May and June 2014, the former which was modestly impaired by weather and ice conditions, vessel margin exceeded the prior year by 16.4%.

As Laurence mentioned, we are seeing solid demand in our end markets.  This strong demand combined with the compression in the sailing season due to the adverse weather in April, is providing us with ratable demand which enables our trade patterns to be very efficient.  Certain of our aggregates customers have told us that their tonnage requirements for the 2014 sailing season will be at the high end of their annual nominations, indicating that they are experiencing organic growth also in their business.  These positive events and trends were offset by the delayed start of the sailing season which led to overall weaker shipments in our first quarter.  Consequently, the quarter-over-quarter tonnage commentaries that follow reflect the impact of the severe and prolonged winter.  They are not indicative of the current demand environment.

Aggregates represented approximately 48.7% of our total tonnage in the first quarter of fiscal 2015.  Shipments decreased 14.7% lakes-wide during the first three months of the 2014 sailing season versus 2013 and our shipments were down by 25.5%.  As I’ve mentioned previously, the majority of our aggregates are used in construction end markets.  The quarter-over-quarter decline is primarily due to the delay in the opening of our customer's quarries due to the ice and weather conditions through April 2014.  In certain of our aggregates markets we are experiencing tonnage growth.

Iron ore represented approximately 11.2% of our total tonnage in the first quarter of fiscal 2015.  Shipments decreased by 17% lakes-wide during the period.  Our shipments decreased 6.5% during the quarter as compared with the same period in 2013.  We are projecting an increase in iron ore tonnage in fiscal 2015 as a result of new business and replenishing customer inventory levels.

Coal comprised approximately 12.5% of our total tonnage.  Shipments for US flagged vessels decreased 9.4% during the three months ended June 30th, 2014 versus the prior year period.  Lower Lakes increased coal shipments by approximately 4.1% during the quarter as a result of new business and replenishing customer inventory levels which were reduced by the impact of reduced deliveries due to weather delays in the second half of fiscal 2014.

Salt represented approximately 13.8% of our total tonnage.  Our salt tonnage decreased by 1.1% during the quarter versus the year ago fiscal first quarter.  Our salt tonnage in the 2014 sailing season will increase as a result of market share gains and increased demand as the end customers replenish inventories impacted by the winter of 2014.

Grain represented approximately 9% of our total tonnage during the first quarter.  The grain tonnage that we carry decreased by 10.2% during our fiscal first quarter versus the prior year period.

With that, I'd like to turn the call over to Joe McHugh for a review of the financial results.  Joe?

Joseph McHugh:     Thanks Scott.  I would now like to provide a more detailed explanation of our financial results for the quarter ended June 30th, 2014 compared to the same period in the prior fiscal year.

Marine freight and related revenue generated from Company operated vessels decreased by $3 million or 7.6% to $36.6 million.  Excluding the impact of currency changes, freight revenue decreased 4.4%.  This decrease was primarily attributable to a 13.5% decrease in tonnage carried and 124 net fewer Sailing Days, partially offset by contractual price increases, an improved commodity mix, and an increase in the percentage of time our vessels were in revenue-loaded condition.  Fuel and other surcharges decreased by $2.1 million or 23.9% to $6.7 million.

Marine freight and related revenue per Sailing Day increased $790 or 2.5% to $32,173 per Sailing Day.  The change in the mix of cargoes carried and an increase in the percentage of time our vessels were in revenue loaded condition, more than offset inefficiencies that we encountered due to adverse April weather and ice conditions.  Excluding the negative impact of currency changes, freight revenue per day increased 6.0% or $1,879 to $33,262 per Sailing Day during the quarter.

Total revenue for the first quarter declined 10.5% to $43.3 million.  Reduced tonnage carried, a 9.8% decrease in the number of days sailed, reduced fuel surcharges and a weaker Canadian dollar, were partially offset by increased prices and an improved commodity mix.

Vessel operating expenses decreased by approximately $4.7 million or 14.2% to $28 million.  This decrease was primarily due to fewer Sailing Days and a weaker Canadian dollar partially offset by increased fuel consumption and other costs due to the challenging operating conditions at the start of the sailing season.  Vessel operating expenses per Sailing Day decreased $1,270 or 4.9% to $24,628 per Sailing Day.

Repairs and maintenance, which primarily consists of expensed winter work, increased $365,000 to $1.2 million primarily due to the late start of the 2014 sailing season.

Our general and administrative expenses were flat year-over-year at $2.9 million.  Overall, the weaker Canadian dollar and reduced legal expenses offset additional compensation and benefit costs.  Our general and administrative expenses represented 7.9% of marine freight revenues compared to 7.3% in the year ago first quarter.  During the quarter ended June 30th, 2014, $800,000 of our general and administrative expenses were attributable to our parent company and $2.1 million were attributable to our operating companies.

The Company's operating income decreased $335,000 or 5.2% to $6.2 million for the first quarter of fiscal 2015.  Operating income plus depreciation and amortization was $12.0 million, consistent with the prior year period.

The weaker Canadian dollar negatively impacted our operating income plus depreciation and amortization by $279,000 excluding the gain on foreign exchange compared to the prior year.  In addition to the balance sheet adjustments that are reported in our earnings as a gain or loss on foreign exchange, every one penny change in the value of the Canadian dollar versus the US dollar, impacts our annual operating income plus depreciation and amortization by approximately US$250,000.  Our average of monthly exchange rates for the quarter ended June 30th, 2014 equaled 91.7 US cents per Canadian dollar versus 97.7 US cents per Canadian dollar for the same period last year.

Now I'd like to turn the call over to Ed.  Ed?

Edward Levy:            Thanks Joe.  We initiated an aggressive strategy to improve fleet reliability nearly two years ago.  These strategies are focused on building upon the reliability gains we had already realized and have yielded satisfactory improvement in many of the time based reliability metrics that we monitor.  Equally important as the improvement in the quantitative metrics has been building a culture whereby vessel reliability is an everyday priority throughout our entire Company.

Last year in response to a shift in our commodity mix, we developed a strategy to maximize the ratability of demand.  The objectives of our ratability strategy are to increase the percentage of times that our vessels are in revenue-loaded condition.  We not only secured new business to rebalance our commodity mix but also leveraged our existing route network to secure in excess of 250 Sailing Days of additional long-term contractual business without increasing the number of vessels that we operate.  This new business, combined with organic growth that certain of our customers are experiencing, has allowed us thus far in the 2014 sailing season, to maximize the scheduling efficiencies inherent in a fleet our size, which has improved the efficiencies of our trade patterns.

While we are cautiously optimistic because we only have two reliable months of data, the early indications are that both our reliability and ratability strategies are yielding encouraging results.  Specifically, they are driving both revenue gains and expense reductions.  This has led to an improvement in our vessel margin per day in May and June of 11.5% or 15% excluding the negative impact of currency changes.

We continue to evaluate the merits and investment costs of reintroducing our leased vessel that is currently in long-term lay-up back into service for the 2015 sailing season.  The reintroduction of this vessel will allow us to capitalize on the strength of the demand environment as well as service long-term new contractual business that we have been awarded.  Losses from this vessel equaled $1.2 million for the year ended March 31st, 2014 versus it contributing a profit during the prior fiscal year.  We expect to incur a similar annual loss until such time as we elect to reintroduce this vessel back in service.

We remain excited about the prospects for our 17th vessel which we are expecting to introduce into service during the second half of calendar 2015.  This vessel will have the largest carrying capacity of any existing river class self-unloader and will be the most efficient river class vessel on the Great Lakes.  Upon conversion, this vessel will be the first new river class self-unloader introduced into service on the Great Lakes in over 40 years.  The vessel will arrive at the shipyard in China later this month and the necessary conversion work will begin thereafter.

We are pleased with our preliminary July revenues.  We sailed for 465 Sailing Days in the month which equaled 100% of our theoretical maximum.  The solid demand environment allowed us to create efficient trade patterns, leverage our scheduling efficiencies, and maximize the percentage of time that our vessels were in revenue generating condition.

With that, I'd like to open the lines up for questions.  Operator?

Operator:                  Thank you.  Today's question-and-answer session will be conducted electronically.  If you'd like to ask a question at this time, please press star, one on your touchtone telephone.  If you are using a speakerphone, please turn your speaker function off to allow your signal to reach our equipment.  Once again, that is star, one if you have a question at this time.

It appears our first question comes from Kevin Sterling with BB&T Capital Markets.

Kevin Sterling:        Thank you.  Good morning, gentlemen.

Laurence Levy:        Good morning, Kevin.

Kevin Sterling:       Obviously you sound very positive about your outlook and saying it’s the strongest demand environment you’ve seen in quite some time and we are seeing that in your results.  But maybe can we kind of step back, if you could help us understand a little bit, we had such a bad winter, ice lingering on the Great Lakes for a long time, salt tonnage inventories are just really low and need to be replenished.  Is there any way to back out kind of that this compressed demand environment if you will because of the harsh winter versus maybe true organic growth and true organic demand?  So I guess what I am asking is could you kind of help extrapolate for us what is kind of new, maybe organic growth versus this compressed growth?

Laurence Levy:        Scott, can you address that please.

Scott Bravener:       Yes, Kevin, no we do not have the breakdown on that but as you can see as we stated it earlier, our salt tonnage was actually down 1.1% in the first quarter due to virtually not hauling any of it in April.  So that compression other than—hasn't really affected our results to any great degree after our early result had been positively impacted by some of the new business wins that we’ve had.  You can see the shift in our commodity mix in aggregates down from mid-50% down to the high 40’s and the rebalancing of the commodity mix has had a much greater impact thus far in the 2014 sailing season.

Kevin Sterling:        Okay.  So…

Edward Levy:            Kevin, I'd add to that Kevin.  The report came out this morning from the Lake Carriers' Association, that talked about the fact that July was the best month for aggregates movement on the Great Lakes in the last two years and that loadings were up about 18% on the US side.  So I don't think the results we are seeing aren't so much driven by compression, but we’re seeing good demand and 50% of our tonnage is aggregates frankly.

Kevin Sterling:        Okay now…

Laurence Levy:        Kevin, I would also highlight this represents quite a significant change from the environment we have been operating in over the last several years.  If you look back over the last five years, aggregates tonnage on the Lakes has declined from approximately 32 million tons per year down to a low of about 26 million.  So seeing this turn is very beneficial, it almost puts a wind in our back rather than trying to operate in a very tough environment.  So we’re very encouraged by the indications from the aggregates market.

Kevin Sterling:       Yeah.  No, no.  Thank you very much.  I guess what you guys said today, do you feel like this environment we're seeing, this demand environment we are seeing, it sounds like it is sustainable because the past couple of years it's just been so weak if you will, but I guess where you sit today, customer conversations you are having, does it appear sustainable for you at least for the foreseeable future?

Laurence Levy:        Scott, go ahead.

Scott Bravener:       Kevin, we believe that to be true.  Yes, in our conversations with customers, certainly very strong for the balance of this year and continuing into 2015 with the start of the organic growth we’re starting to see in our aggregates markets.  It is quite positive for us.  We are the largest carrier of aggregates on the Great Lakes by far and we think that is quite positive news for us.

Kevin Sterling:        Okay, thank you.  Scott, you had mentioned I think you said your salt tonnage in the quarter was actually down 1%, so is that replenishment cycle or replacement cycle more of a back half of the year event because if I am not mistaken, a lot of your producers seem to be running their operations at full capacity.

Scott Bravener:        They are Kevin but we weren't able to access the mines for the first months of our season so that's why from May on out, our shipments are increasing. We did have market share gains going into this year and also increases in our base tonnage.  So it will be a very strong year for us in the salt market. So you will see that more reflected in the next few quarters.

Kevin Sterling:         Okay, great.  I may have missed this, I apologize but could you update us on your strategy within the McKee Sons and I know it's probably more of a fiscal 2016 event, but given the demand environment I hear you guys talk about, when do you think you might kind of reactivate that vessel?  Could it be ahead of schedule or is your focus right now continue to execute with your current fleet?

Edward Levy:              I think it's two fold Kevin.  I think that we are very focused on continuing to execute for the 2014 sailing season with the current fleet and we continue to put a lot of resources into evaluating whether we want to add capacity in the market or not in 2015.  But as we said last quarter, the McKee Sons is not something that will have any impact on the 2014 sailing season.

Kevin Sterling:          Right.  You guys, as you are thinking about maybe redeploying that vessel, have you made any headway in restructuring that lease with the vessel owners that allow you to put the necessary capital into the vessel?

Edward Levy:               Yes, we feel comfortable that we have a lease which is satisfactory to us.

Kevin Sterling:           Okay.

Laurence Levy:           So Kevin, it comes down solely to a financial analysis at this point in time because obviously by bringing it in we’ve got to invest some additional capital upfront, we increase the available capacity within the fleet and there are some tradeoffs there.  We’ve got to ensure there is sufficient demand to make sure that we can operate this vessel very effectively and not impact any of our other trading patterns.

Kevin Sterling:           Got you.  Okay.  Gentlemen, thanks so much for your time this morning and congratulations on a solid quarter.

Laurence Levy:           Thank you Kevin.

Operator:                     Our next question comes from Jon Tanwanteng with CJS Securities.

Jack O'Brien:            Good morning.  This is actually Jack O'Brien filling in for Jon this morning.  Most of my questions have been answered already but I was wondering, just one quick one, it looks like you guys are on track for a 100% Sailing Day utilization in Q2.  If that's the case, can you give us any idea how we should be thinking about margins for the quarter if that turns out to be the actual result?

Laurence Levy:            Scott?

Edward Levy:                Good morning, Jack.  We know we've got July Sailing Days—we were 100% in July.  We'll continue to be very focused on our operating execution and we are hopeful that we can maintain that level of execution.  So—but there is no certainty that we'll do 100%.  I just want to be careful with the first part of your statement.  From a margin perspective, vessel margin per day perspective, we think that the first quarter is indicative of what we can do and perhaps there is some upside from the first quarter number because you won't have the—what was frankly an awful April.

Jack O'Brien:              Okay, great.  Thank you very much.

Laurence Levy:            Jack, I'd just like to add something to that.  If you look at our vessel margin per day for the months of May and June, we increased in the mid-teens which is a very powerful impact on our income statement because as that focus through our income statement you then leverage, all of our shore side expenses that we are running which are pretty much fixed and therefore the impact on our bottom line or EBITDA is even greater than that mid-teens effect and you can see that as you run through a financial model of the Company.

Jack O'Brien:              Absolutely.  All right, thank you very much gentlemen.

Operator:                       Thank you.  Our next question comes from Rick D’Auteuil with Columbia Management.

Richard D’Auteuil:      Yes, just a couple of questions.  So the weather impacted April period, how much of that freight was deferred versus went to other modes of transportation that didn't require the Great Lakes? Do you have a sense of what was lost versus just deferred?

Scott Bravener:            Good morning, Rick.  Most of the weather impact on the Lakes tonnage in the first quarter and our tonnage is tonnage that is only moved via the marine mode.  So the majority if not all of it, has been deferred through the season.  And as you are most likely aware, rail deliveries through the same period in our markets were severely impacted by the weather.  So it is not a question of this being shifted to another mode of transportation.  Most of the tonnage that will go off in the Lakes through March and April will have to be made up in some way by the end of the year and inventories will be very difficult to build for some of our customers.

Richard D’Auteuil:      Okay.  Ed usually—I think recently in last few calls you talked about new business wins that will going to be incremental for the next fiscal year, you didn't report on any of this quarter, were there any?

Edward Levy:                  Nothing to speak of that was material, Rick.

Richard D’Auteuil:       Is there anything in play with respect to your competitors that you are negotiating or in discussions with?

Scott Bravener:             Rick, we have been working on a couple of areas of new business for the Lakes.  We have done some trials and it's been working out very well and we think it bodes well for future business for the Company as well as we've had some conversations with existing customers regarding a potential market share gain but nothing concrete at this point.

Richard D’Auteuil:       Okay and competitive dynamic, nothing new on announced new vessels or announced vessels taken out of service from the few competitors out there?

Scott Bravener:              Nothing new from any of our previously discussed quarterly results.

Richard D’Auteuil:        Okay.  That's all I have.  Thanks.

Operator:                         Just as a reminder, if you'd like to ask a question at this time, please press star, one.  Again, that's star, one for questions.  Our next question comes from Matthew Dodson with JWEST LLC.

Matthew Dodson:            Hey guys.  Congratulations on a great quarter.  Can you help me think about, as we move through the second part of the sailing season, your tons are down in your first quarter but your tons are going to be up.  How does that affect your vessel-operating margin per day?  I assume—I mean, can it go up to 13.2, 13.3 or is that high?

Edward Levy:                   Good morning, Matt.  As our tons, as our percentage of time in revenue loaded condition increases, it'll result in our tons picking up, tons increasing and there is a nice positive flow-through of that incremental revenue to our vessel margin per day.  So we'd rather not provide specific guidance as it relates to vessel margin per day but I think we are quite pleased with the two months of results which are beginning to validate the strategy that we have been very focused on in terms of what we can do with ratable demand and this whole notion of ratability which we have been talking about.

Scott Bravener:              I will just add to that Matthew that this time of season through the May through September period is when we experience the best weather conditions on the Great Lakes and the highest water levels in the seasonal pattern.  So our opportunity to grow margin—vessel margin per day through this period is our best opportunity through the shipping season.

Joseph McHugh:            Moreover Matt, I know that during the second and third quarter also we have a much reduced repair and maintenance deduction from that number so it goes up seasonally as well in the second and third quarter.

Matthew Dodson:            Got you, thanks.  Can you help me understand what are your customers telling you and what are they feeling? Are they trying to get their products out right away when your barges come in or are they still kind of doing it on their time?

Scott Bravener:               Well Matt, as we talked about there has been, obviously there is a lot of compression in the market due to the Lakes. Our customer inventories are very low and customers are trying to get the product out the door and meet their existing requirements and also start to build inventories for the winter period.  So yes, their shipping is pretty much as fast as they can get the vessels right now.

Matthew Dodson:             All right.  Thank you.

Operator:                          It appears we have no further time for questions.  I would like to turn the conference back over to the speakers for any additional or closing remarks.

Laurence Levy:                Thank you Operator.  We appreciate all of your interest in Rand.  We are very pleased with the way the Company is positioned at this point and optimistic about our outlook for this year.  We look forward to keeping you updated about Rand's progress.  Thank you for participating.

Operator:                           That does conclude today's conference.  Thank you for your participation.